Exhibit 4.3

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Warrant No. PS-	Date of Issuance: November 16, 2011

FULCRUM BIOENERGY, INC.

STOCK WARRANT

Fulcrum BioEnergy, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that                                 , or its registered assigns (the “Registered Holder”), is entitled, subject to the terms set forth below, to acquire from the Company, in connection with an Exercise Event (as defined in Section 2(a) below) the number of shares of Common Stock or Series C-2 Preferred Stock of the Company, as set forth in Section 2(b) below (such shares, “Warrant Stock”).

This Warrant is issued pursuant to, and is subject to the terms and conditions of, the Second Amended and Restated Series C Preferred Stock Purchase Agreement dated as of November 8, 2011, among the Company and certain investors party thereto (the “Purchase Agreement”).

1. Number of Shares. Subject to the terms and conditions hereinafter set forth, the Registered Holder is entitled to acquire from the Company the number of shares (subject to adjustment as provided herein) of Warrant Stock set forth below.

2. Exercise.

(a) Exercise Events. This Warrant shall be automatically exercised immediately prior to the close of business on the day immediately preceding the earliest to occur of the following (each, an “Exercise Event”):

(i) immediately prior to the closing of a Liquidation Event (as defined in the Company’s certificate of incorporation (the “Certificate of Incorporation”), including a Change in Control (as defined in the Certificate of Incorporation)) at a time when the equity valuation1 of the Company is less than Four Hundred Million Dollars ($400,000,000) (a “Liquidation Event”),

(ii) the redemption by the Registered Holder, in accordance with the terms of the Certificate of Incorporation, of all the shares of Series C-1 Preferred Stock then held by the Registered Holder (a “Redemption Event”), and

(iii) immediately prior to the closing of a Qualified IPO (as defined in the Certificate of Incorporation) at a pre-money equity valuation (as determined by an investment bank) of less than Four Hundred Million Dollars ($400,000,000) (a “Qualified IPO”).

(b) Warrant Stock. Upon the occurrence of an Exercise Event, this Warrant shall be automatically exercised for the following number of shares and of the class of capital stock as set forth:

(i) in the event this Warrant is automatically exercised upon the occurrence of a Liquidation Event or Redemption Event, this Warrant shall be exercised for that number of shares of Series C-2 Preferred Stock of the Company equal to the number of shares of Series C-1 Preferred Stock purchased by the Registered Holder pursuant to the Purchase Agreement or properly transferred to the Registered Holder in accordance with the terms and conditions of the Right of First Refusal and Co-Sale Agreement (as defined in the Purchase Agreement) (as adjusted for any stock dividends, combination, splits, recapitalization or similar events with respect to the Series C-1 Preferred Stock), or

(ii) in the event this Warrant is automatically exercised upon the occurrence of a Qualified IPO, this Warrant shall be exercised for that number of shares of Common Stock of the Company equal to the quotient obtained by dividing (x) the aggregate purchase price as set forth in the Purchase Agreement of the Series C-1 Preferred Stock purchased by the Registered Holder pursuant to the Purchase Agreement or properly transferred to the Registered Holder in accordance with the terms and conditions of the Right of First Refusal and Co-Sale Agreement, by (y) the initial public offering price of the Common Stock in the Qualified IPO.

(c) Exercise Price. The exercise price per share of the Warrant Stock shall be $0.00.

(d) Delivery to Holder. As soon as practicable after the automatic exercise of this Warrant (which exercise will be in whole and not in part) in connection with (i) a Liquidation Event or Redemption Event, the Company will cause the Company’s stock records to reflect the issuance through book-entry or otherwise of the Warrant Stock in the name of the Registered Holder and will cause to be delivered to the Registered Holder the cash or other consideration payable in respect of such Warrant Stock pursuant to such Liquidation Event or

[1]

Solely for purposes of determining the equity valuation of the Company for purposes of determining an Exercise Event pursuant to Section 2(a)(i) above, the equity valuation shall mean the total value of the Company which is expected to be distributed to the stockholders of the Company upon a Liquidation Event, and shall include (i) any amounts held in escrow and (ii) with respect to contingent payments shall include the net present value of such amount.

Redemption Event, or (ii) a Qualified IPO, the Company will cause the Company’s stock records to reflect the issuance through book-entry or otherwise of the Warrant Stock in the name of the Registered Holder.

3. Transfers.

(a) Unregistered Security. Each holder of this Warrant acknowledges that none of the Company’s securities (including this Warrant and the Warrant Stock) have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock issued upon its exercise (or any securities issued by the Company upon conversion or exchange thereof) in the absence of (i) an effective registration statement under the Securities Act as to the sale of any such securities and registration or qualification of such securities under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant (and any securities issued by the Company upon conversion or exchange thereof) shall bear a legend substantially to the foregoing effect.

(b) Transferability. This Warrant may only be transferred by the Registered Holder in the same manner as and together with the Series C-1 Preferred Stock held by the Registered Holder.

4. Termination. This Warrant (and the right to acquire securities upon the automatic exercise hereof) shall terminate upon the earliest to occur of the following (the “Expiration Date”):

(a) the closing of a Liquidation Event (as defined in the Certificate of Incorporation) at a time when the equity valuation of the Company is equal to or greater than Four Hundred Million Dollars ($400,000,000),

(b) the closing of a Qualified IPO (as defined in the Certificate of Incorporation) at a pre-money equity valuation equal to or greater than Four Hundred Million Dollars ($400,000,000), or

(c) the seven (7) year anniversary of the date of issuance first set forth above.

5. Notices of Certain Transactions. In case:

(a) of any Liquidation Event (as defined in the Certificate of Incorporation), or

(b) of a Qualified IPO,

then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder of this Warrant a notice specifying, as the case may be, the effective date on which such Liquidation Event or Qualified IPO is to take place.

6. Reservation of Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Warrant Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

7. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

8. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to the Registered Holder, to the address of the Registered Holder most recently furnished in writing to the Company and (b) if to the Company, to the address set forth below or subsequently modified by written notice to the Registered Holder. Such notices shall be deemed effective upon (i) personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) one (1) business day after deposit with a nationally recognized overnight carrier, specifying next day delivery; or (iv) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid.

9. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

10. No Fractional Shares. No fractional shares of Warrant Stock will be issued in connection with any exercise hereunder and the number of shares issued upon the automatic exercise of the Warrant shall be rounded down to the nearest whole share.

11. Amendment or Waiver. Any term of this Warrant may be amended or waived upon written consent of the Company and the holders of at least eighty percent (80%) of the shares of the Series C-2 Preferred Stock issuable upon exercise of outstanding warrants purchased pursuant to the Purchase Agreement. By acceptance hereof, the Registered Holder acknowledges that in the event the required consent is obtained, any term of this Warrant may be amended or waived with or without the consent of the Registered Holder; provided, however, that any amendment hereof that would materially adversely affect the Registered Holder in a manner different from the holders of the remaining warrants issued pursuant to the Agreement shall also require the consent of Registered Holder.

12. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

13. Governing Law. This Warrant shall be governed in all respects by the laws of the State of Delaware without regard to the conflict of laws provisions. The parties hereto agree to submit to the exclusive jurisdiction of the federal and state courts of the State of Delaware with respect to the interpretation of this Warrant or for the purposes of any action arising out of or relating to this Warrant.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Holder have executed this Warrant as of the date first set forth above.

THE COMPANY:

FULCRUM BIOENERGY, INC.

By:
(Signature)

Name:
Title:

Address:

United States
Fax:

ACCEPTED AND AGREED:

THE HOLDER:

(print name)

(Signature)

Address:

Fax:
email: